_____________________________________________________________________
Press Release
For immediate release
_____________________________________________________________________
Invesco Mortgage Capital Inc. Reports Second
Quarter 2011 Financial Results

Investor Relations Contact: Donald Ramon         404-439-3228
Media Relations Contact:     Bill Hensel                404-479-2886

Atlanta – July 27, 2011 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced results for the quarter ended June 30, 2011.

The Company reported net income of $74.4 million, or $0.99 per share (basic and diluted), for the quarter ended June 30, 2011 compared to $53.7 million, or $1.01 per share (basic and diluted), for the quarter ended March 31, 2011.  The 39% increase in quarterly net income was driven by an increase in average earning assets as the Company invested the funds from the follow-on common stock offerings completed in March and June 2011.

The Company also reported its book value per share as of June 30, 2011 was $19.34, compared to $21.24 per share as of March 31, 2011.  The decrease in book value was primarily driven by the decrease in the value of our interest rate swaps.

In June, 2011, the Company completed a follow-on common stock offering raising net proceeds of approximately $389 million.  The Company estimates that approximately 68% of the equity was invested by June 30, 2011 with the remaining funds invested by approximately July 15, 2011.

“We are pleased with our results for the second quarter,” said Richard King, President and Chief Executive Officer.  “During the quarter we were able to generate $0.99 in earnings per share while deploying the proceeds from our strategic capital raises.  The current environment presents attractive opportunities to purchase our target assets, allowing us to efficiently invest the new capital.  In the second quarter we saw a negative impact to our book value from the decline in rates on our interest rate swap hedges.  We are pleased with the prepayment and credit performance of our assets, and believe our strategy of protecting net interest income for the long run is the appropriate approach in today’s environment.”

($ in millions, except per share amounts)
	Q2 ‘11	Q1 ‘11
	(unaudited)	(unaudited)
Average Earning Assets (at fair value)	$10,165.9	$6,413.5
Average Borrowed Funds	8,893.6	5,406.9
Average Equity	1,567.1	1,156.2

Interest Income	109.0	68.5
Interest Expense	34.2	15.6
Net Interest Income	74.8	52.9
Other Income	6.5	5.6
Operating Expenses	6.9	4.8
Net Income	$74.4	$53.7

Average Portfolio Yield	4.29%	4.27%
Cost of Funds	1.54%	1.15%
Debt to Equity Ratio	5.2	3.7
Return on Average Equity	18.99%	18.58%
Book Value per Share (Diluted)	$19.34	$21.24
Earnings per share (Basic and Diluted)	$0.99	$1.01
Dividend	$0.97	$1.00

Financial Summary

The Company’s portfolio of mortgage-backed securities (“MBS”) was $12.2 billion as of June 30, 2011, an increase of $2.9 billion from March 31, 2011.  For the quarter ended June 30, 2011, average earning assets were $10.2 billion which generated interest income of $109.0 million.  This represents an increase of $3.8 billion, or 59%, and $40.5 million, or 59%, respectively, from the first quarter of 2011.  The increase was primarily driven by the follow-on common stock offerings completed in March and June 2011.

For the quarter ended June 30, 2011, the Company had average borrowings of approximately $8.9 billion and interest expense including cost of hedging of $34.2 million, compared to $5.4 billion and $15.6 million, respectively, for the first quarter of 2011.  The increase in average borrowed funds and interest expense was primarily the result of increasing the size of our investment portfolio.

Our average cost of funds was 1.54% and 1.15% for the second quarter of 2011 and the first quarter of 2011, respectively.  The increase in our cost of funds was primarily the result of additional interest expense related to our hedging activities.

Operating expenses for the second quarter of 2011 totalled $6.9 million compared to $4.8 million for the first quarter of 2011.  The ratio of operating expenses to average equity in the second quarter of 2011 increased 0.08% to 1.76% during the quarter.

The Company declared a dividend of $0.97 per share for the second quarter of 2011.  The dividend will be paid on July 28, 2011.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company.  Additional information is available at www.invescomortgagecapital.com.

Earnings Call

Members of the investment community and the general public are invited to listen to the Company’s earnings conference call, Thursday, July 28, 2011, at 8:30 a.m. ET, by calling one of the following numbers:

US/Canada Toll Free:                           888-942-8507
International:                                     415-228-4839
Passcode:                                         Invesco

An audio replay will be available until 5:00 pm ET on August 11, 2011 by calling:

866-435-5409 (North America)
203-369-1029 (International)

The presentation slides that will be reviewed during the call will be available on the Company’s website at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release, and comments made in the associated conference call, may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. In addition, words such as “will,” “anticipates,” “expects” and “plans,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge investors to carefully consider the risks identified under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s
Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.  We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
$ in thousands, except per share data	2011	2010	2011	2010

Revenues
Interest income	108,981	29,207	177,517	47,217
Interest expense	34,207	6,379	49,785	10,031
Net interest income	74,774	22,828	127,732	37,186

Other income
Gain on sale of investments	3,605	642	4,805	1,375
Equity in earnings and fair value change in unconsolidated limited
partnerships	1,873	1,649	3,731	2,095
Loss on other-than-temporarily impaired securities	-	(262)	-	(386)
Unrealized loss on interest rate swaps	(197)	(10)	(202)	(35)
Realized and unrealized credit default swap income	1,259	-	3,791	-
Total other income	6,540	2,019	12,125	3,049

Expenses
Management fee – related party	5,753	1,771	9,728	3,055
General and administrative	1,157	1,017	2,026	1,954
Total expenses	6,910	2,788	11,754	5,009
Net income	74,404	22,059	128,103	35,226

Net income attributable to non-controlling interest	1,406	1,309	2,857	2,427
Net income attributable to common shareholders	72,998	20,750	125,246	32,799

Earnings per share:
Net income attributable to common shareholders
(basic/diluted)	0.99	0.91	2.00	1.70
Dividends declared per common share	0.97	0.74	1.97	1.52
Weighted average number of shares of common stock:
Basic	73,486	22,808	62,731	19,266
Diluted	74,929	24,239	64,167	20,695

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

$ in thousands, except per share amounts	As of
	June 30,	December 31,
ASSETS	2011	2010

	(Unaudited)

Mortgage-backed securities, at fair value	12,155,861	5,578,333
Cash	66	63,552
Restricted cash	134,037	101,144
Investment related receivable	121,120	7,601
Investments in unconsolidated limited partnerships, at fair value	48,177	54,725
Accrued interest receivable	46,295	22,503
Derivative assets, at fair value	19,131	33,255
Other assets	2,063	1,287
Total assets	12,526,750	5,862,400

LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	9,560,766	4,344,659
Derivative liability, at fair value	139,129	37,850
Dividends and distributions payable	72,575	49,741
Investment related payable	910,552	372,285
Accrued interest payable	9,853	2,579
Accounts payable and accrued expenses	1,645	1,065
Due to affiliate	6,863	3,407
Total liabilities	10,701,383	4,811,586

Equity:
Preferred Stock: par value $0.01 per share; 50,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Common Stock: par value $0.01 per share; 450,000,000 shares
authorized, 92,945,506 and 49,854,196 shares issued and
outstanding, at June 30, 2011 and December 31, 2010, respectively	929	499
Additional paid in capital	1,889,173	1,002,809
Accumulated other comprehensive income (loss)	(89,838)	24,015
Distributions in excess of earnings	(4,423)	(8,173)
Total shareholders’ equity	1,795,841	1,019,150

Non-controlling interest	29,526	31,664
Total equity	1,825,367	1,050,814

Total liabilities and equity	12,526,750	5,862,400

Mortgage-Backed Securities

The following table summarizes certain characteristics of the Company’s mortgage-backed securities portfolio as of June 30, 2011:

June 30, 2011						Net
		Unamortized		Unrealized		Weighted
	Principal	Premium	Amortized	Gain/	Fair	Average	Average
$ in thousands	Balance	(Discount)	Cost	(Loss)	Value	Coupon (1)	Yield (2)
Agency RMBS:
15 year fixed-rate	1,996,178	106,361	2,102,539	15,732	2,118,271	4.43%	3.24%
30 year fixed-rate	4,672,172	320,753	4,992,925	45,550	5,038,475	5.26%	3.99%
ARM	118,688	2,981	121,669	1,094	122,763	3.60%	3.22%
Hybrid ARM	1,233,212	27,161	1,260,373	11,102	1,271,475	3.34%	2.98%
Total Agency	8,020,250	457,256	8,477,506	73,478	8,550,984	4.73%	3.64%

MBS-CMO	353,790	(278,533)	75,257	3,530	78,787	3.17%	6.23%
Non-Agency MBS	2,757,121	(408,616)	2,348,505	(28,085)	2,320,420	4.46%	5.90%
CMBS	1,229,100	(6,617)	1,222,483	(16,813)	1,205,670	5.42%	5.49%
Total	12,360,261	(236,510)	12,123,751	32,110	12,155,861	4.70%	4.28%

(1) Net weighted average coupon (“WAC”) is presented net of servicing and other fees.
(2) Average yield incorporates future prepayment and loss assumptions.

Constant Prepayment Rates (CPR)

The CPR of our portfolio impacts the amount of premium and discount on the purchase of securities that is recognized into income. The following table shows the three month CPR for our RMBS compared to bonds with similar characteristics (“Cohorts”):

	June 30, 2011		March 31, 2011
	Company	Cohort	Company	Cohort

15 year Agency RMBS	7.7	12.8	9.0	16.1
30 year Agency RMBS	9.2	13.0	13.4	19.8
Agency Hybrid ARM RMBS	5.6	N/A	6.4	N/A
Non-Agency RMBS	11.5	N/A	14.0	N/A
Overall	8.1	N/A	11.1	N/A

Repurchase Agreements

The following table summarizes the Company’s borrowings by type of investment for the period ended June 30, 2011 and December 31, 2010:

$ in thousands	June 30, 2011		December 31, 2010
		Weighted		Weighted
		Average		Average
	Amount	Interest	Amount	Interest
	Outstanding	Rate	Outstanding	Rate
Agency RMBS	7,174,858	0.23%	3,483,440	0.33%
Non-Agency RBS	1,510,666	1.44%	459,979	1.76%
CMBS	875,242	1.28%	401,240	1.30%
Total	9,560,766	0.52%	4,344,659	0.57%

Interest Rate Hedges

The following table summarizes our hedging activity as of June 30, 2011:

Remaining Interest Rate Swap Term	Notional	Average	Average
	Amount	Fixed Pay	Maturity
	$ in thousands	Rate	(Years)
1 year or less	-	-	-
Greater than 1 year and less than 3 years	475,000	1.88%	1.7
Greater than 3 years and less than 5 years	5,100,000	2.25%	4.7
Greater than 5 years	1,350,000	2.59%	7.2
Total	6,925,000	2.29%	4.9